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                                                                    EXHIBIT 10.7

EMC/2/
THE STORAGE
ARCHITECTS

                   VALUE ADDED SYSTEMS INTEGRATOR AGREEMENT
                   ----------------------------------------

     This Value Added Systems Integrator Agreement ("The Agreement") is entered into this ____ day of September, 1999, by and between EMC Corporation ("EMC"), a Massachusetts Corporation having a principal place of business at 171 South Street, Hopkinton, Massachusetts, and Storage Networks, Inc. ("Company"), a Delaware corporation.

     In consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1.   Definitions
----------------

     The following terms shall have the definitions indicated below:

1.1  "Effective Date" shall mean the date, first set forth above, on which this
      --------------
Agreement is executed.

1.2  "Value" shall mean hardware and/or software integration, networking,
      -----
installation, consulting, application development, systems analysis, and systems development; any or all of which must help bring incremental business to EMC.

1.3  "VAS" shall mean each Value Added System provided by Company to an End-User
      ---
comprising a Designated EMC System(s) and substantial value added by Company in the form of hardware, software and services listed on Exhibit A (Value Added) attached hereto. Company agrees to market and sell Equipment to an End-User, said Equipment comprising such Designated EMC System and its own substantial added value.

1.4  "Designated EMC System" the Equipment identified by serial number set forth
      ---------------------
on its packing slip and on which the Licensed Product Software will operate.

1.5  "Equipment" The items of computer hardware sold by EMC hereunder, as listed
      ---------
on Exhibit B. The Equipment may be new or re-manufactured.

1.6  "End-User" shall mean any legal third party entity excluding any Federal
      --------
Agency to whom Company sells a VAS.

1.7  "End-User License Agreement" shall mean a license agreement between EMC and
      --------------------------
the End-User for the Licensed Product Software containing licensing provisions substantially similar to those contained in Exhibit C.

1.8  "Licensed Product Software" Those computer programs, microcode, firmware,
      -------------------------
applications and Test Aids, in binary object code form which are included with the Equipment, and all updates, modifications, enhancement, bug fixes and upgrades thereof which are provided by EMC.

1.9  "Products" The Equipment and Licensed Product Software listed on Exhibit B
      --------
attached hereto.

2.0  Obligations of Company
---------------------------

2.1 Company agrees to add substantial Value (as defined in 1.2 above) to the Products by integrating the Products with other hardware, software or services manufactured, created, licensed or owned by the Company into a complete integrated system for the End-User. The specific Value to be added by the Company to the Products is attached hereto as Exhibit A. Any subsequent additions or deletions to Exhibit A shall be reviewed by EMC, which shall determine, in its sole opinion, if such additions or deletions constitute Value to the Products.

2.2 EMC will provide support (maintenance) to the End-Users as are normally provided by EMC to its own customers. If EMC requires End-Users to execute separate written agreements covering support, Company will provide such agreements to the End-Users prior to the commencement of support. Company will supply any required support for the Value.

2.3 Company agrees to comply with the requirements contained in the attached Exhibit G (EMC Enterprise Storage Specialist Certification - Definition of Levels) and Exhibit H (EMC Certified Services Provider Requirements). In order to assist Company in its marketing and sales efforts, EMC agrees to provide 8 days of sales and marketing training to familiarize Company with EMC and the Products. Company agrees to send at least 2 sales and marketing representatives to EMC to receive the sales and marketing training.

2.4 In order to assist Company in its marketing and sales efforts, EMC agrees to provide 8 days of technical training on the Products. Company hereby agrees to send at least 2 technical representatives to EMC to receive the technical training.

2.5 The training described in Sections 2.3 and 2.4 of this Agreement shall be completed within ninety days (90) after execution of this Agreement.

2.6 Company shall allocate a minimum of 1 sales and marketing personnel, and a minimum of 1 technical personnel to perform its obligations hereunder.

2.7  Company agrees to:

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

          (i) transmit to EMC complaints concerning the Products which Company may receive from End-Users;

          (ii) not engage in deceptive, misleading and unethical practices that are or might be detrimental to EMC or the Products; and

          (iii) not make any representations, warranties or guarantees to End-Users with respect to the specifications, features or capabilities of the Products that are inconsistent with EMC's published literature or documentation.

2.8 Prior to EMC acceptance of a purchase order from Company, Company and EMC shall jointly complete an appropriate End-User pre-site survey (the "Pre-Site Survey"), attached hereto as Exhibit D, to help Company and EMC to determine the technical and maintenance requirements of the End-User, as pertains to the Products.

3.0  EMC's Obligations
----------------------

3.1 EMC shall provide the Company with sales, marketing and technical assistance, including appropriate EMC Product literature at additional cost. Company may, during the term of this Agreement, request that EMC provide Company with reasonable sales, marketing and technical assistance. EMC reserves the right to charge Company for additional EMC Product literature. Co-Op Funds (as defined in Section 3.4) may be used by Company to pay for additional EMC Product literature.

3.2 EMC shall provide training to the Company representatives in connection with the marketing and sale of the Products, as described in Section 2.0.

3.3 EMC shall provide Company and End-Users with access to EMC's corporate headquarters in Hopkinton, Massachusetts, on a reasonable basis to assist Company with the sales and promotion of the Products.

3.4 EMC, at its discretion, shall provide cooperative marketing funds (the "Co-Op Funds") equal to: one percent (1%) of the revenue value for all transactions, and an additional one percent (1%) of the quarterly revenue value for all transactions if Company has met or exceeded EMC's quarterly software percentage objective for that quarter. EMC's current quarterly software objectives for 1999 (subject to change) are as follows: Q1, 16% of total revenue; Q2, 17% of total revenue; Q3, 18% of total revenue; and Q4, 19% of total revenue. Co-Op funds provided by EMC will be available to Company by EMC upon payment of purchases made under this Agreement as stated above. EMC will, at EMC's discretion, match 50% of Company's incurred direct

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expenses for training expenses and marketing activities, including, but not limited to, seminars, advertising and other revenue generating activities for the Products. Funds will be accrued by EMC and used by Company on a rolling six
(6) month basis. All marketing activities for the Co-Op Funds must be approved in writing, prior to Company's use, by EMC's Director of Channel Development. Revenue from Partner Fee (Finders Fee) transactions or transactions on behalf of EMC's OEM partners shall not be included for the Co-Op Funds calculation. Also excluded from the calculation is the value of any swap, trade-in products, or transactions at non-standard pricing.

3.5 EMC shall provide support to the End-Users pursuant to Section 2.2 of this Agreement.

4.0  Profile and Forecast
-------------------------

4.1 Company will, in conjunction with EMC, prepare a business plan (the "Forecast") for the Initial Term (as later defined in this Agreement) of this Agreement.

     4.1.1  Company and EMC must update the Forecast on a monthly basis three
(3) days prior to the end of each calendar month (the "Updated Forecast").

     4.1.2 Each Forecast shall contain a breakdown of projections for all aspects of Company's business under this Agreement on a monthly calendar basis, including without limitation breakdowns and information concerning:

     (i)  Forecasted bookings and shipments of the Products including:

          (a) the EMC Product models and configurations.

     (ii) Any potential financing arrangement concerning the sale of the Products to an End-User.

4.2 Company and EMC will update the Forecast promptly in the event of any material change, including Company personnel assigned to sell or manage the sales of the Products, or any information on which the Forecast is based.

5.0  Project Registration
-------------------------

5.1 For each proposed transaction, Company and EMC will prepare a Project Registration Form (the "Registration Form") a copy of which is attached hereto as Exhibit E. A Registration Form will be completed and approved by EMC prior to the submission of any proposal by Company for the sale of Symmetrix Products, as listed in Exhibit B, to End-Users. The specific Value to be added for each transaction shall be defined on each Project Registration Form.

6.0  Purchase Orders; Shipment; Delivery; Discounts
---------------------------------------------------

6.1 Company shall submit written purchase orders for Products to EMC in accordance with Section 4.0 which identifies the Products ordered, prices and requested delivery dates(s). All written purchase orders for Products are subject to acceptance by an authorized representative of EMC at its offices in Hopkinton, Massachusetts. The purchase orders shall not be accepted or entered by EMC until the Pre-Site Survey has been received at EMC. EMC shall have no liability with respect to written purchase orders which are not accepted.

6.2 Unless otherwise specified in writing, shipments will be made to the End-User. Delivery will be F.O.B. EMC's plants and will occur when the Products are transferred to the carrier. In the absence of specific instructions, EMC will select a carrier and arrange for in-transit insurance. EMC does not assume any liability for the shipment and the carrier will not be considered to be the agent of EMC. All transportation and insurance charges relating to shipment shall be paid by Company to EMC upon invoice.

6.3 EMC will use reasonable efforts to meet Company's requested delivery schedules for Products. Should orders for Products exceed EMC's available inventory, EMC will allocate its available inventory and make deliveries on a basis EMC deems equitable, in its reasonable discretion and without liability to Company on account of the method of allocation chosen or its implementation. EMC reserves the right to refuse, cancel or delay shipment of Products ordered by Company when the Company is delinquent in payments or fails to meet credit or other financial requirements established by EMC, or when Company has failed to perform its obligations under this Agreement.

7.0  Promotional Materials
--------------------------

7.1 Company shall use its best efforts to promote and sell VAS to End-Users in the United States and Canada using EMC's advertising and sales promotion materials, as appropriate.

     7.1.1 During the term of this Agreement, Company states that it will be promoting, selling or licensing those products listed in the Profile. Once EMC has approved Company's Registration Form, for a period of 6 months Company cannot promote, sell or license products, that EMC in its reasonable discretion believes are competitive to EMC's

Products with respect to such customer and such opportunity identified on the Registration Form.

7.2 All advertising and sales promotion materials prepared by Company, which contain an EMC trademark or tradename, shall be submitted and approved by EMC prior to their use. Company shall cease using such materials upon termination of this Agreement.

7.3 The Company shall include and shall not alter, obscure or remove any trademark or trade name used by EMC, or any markings, colors or other insignia which are contained on or in or affixed to Products at the time of shipment.

7.4 Any use by Company of EMC's trademarks or trade names in any advertising or promotional literature or announcement to the press by the Company shall inure to the benefit of EMC.

8.0  Licenses
-------------

8.1 EMC will directly license the End-User under a non-exclusive, non-transferable license (without the right to sublicense) to the Licensed Product Software solely in conjunction with the Designated EMC System. The license shall be as identified in Exhibit C (EMC Software License). End-User will be allowed to use the Licensed Product Software for its own internal business purposes. Company shall provide such license to End-User and obtain End-User's agreement with such license prior to shipment of VAS to End-User.

8.3 Company is authorized to distribute to the End-User the Licensed Product Software with an EMC Software License to the End-Users, who have purchased the Products with the substantial Value added. At no time shall the Company be authorized to grant sublicenses to End-Users under this Agreement.

9.0  Warranties
---------------

9.1 EMC warrants to Company that the Equipment will be free from material defects in materials and workmanship and that the Products will perform substantially in conformance with EMC's written specifications for such Products for the applicable warranty period specified in Exhibit B (the "Warranty"). The warranty period begins upon installation of the Products with the Value added for the benefit of the End-User.

     9.1.1 Company is authorized to transfer the EMC Warranty for the Products to the End-Users who have purchased the Products with the Value added.

     9.1.2 Company agrees to use contractual language limiting EMC's Warranty liability as follows: the exclusive remedy for breach of the Warranty is that EMC shall either (i) repair or replace at EMC's option, any Product or component then not performing substantially in conformance with its specifications or, (ii) if EMC is unable to repair or replace, grant a credit based on a five year straight-line depreciation of the purchase price of such Product upon return of such Product to EMC. EMC will own all replaced Products or components thereof, and Product shall be returned same to EMC upon EMC's request.

      The Warranty is contingent upon proper use of the Products. The warranty will not apply to any defect, malfunction or failure caused by (i) accident; unusual physical, electrical or electro-magnetic stress; neglect; misuse; failure or electrical power, air conditioning or humidity control; (ii) use of the Products in a manner or for a purpose for which they were not designed, as specified in their written specifications; or (iii) installation, alteration, or repair of the Products by anyone other than EMC or EMC's authorized representative. EMC will have no warranty obligation whatsoever with respect to Equipment that has been moved without the consent of EMC or Equipment on which the original identification marks have been removed or altered.

           9.1.3 Company assumes all warranties for the Value added to the Products by the Company and the combination of Value with the Products.

      9.2 Except as expressly stated in this Section 9, EMC makes no warranties express or implied, by operation of law or otherwise, of any item or service furnished under or in connection with this Agreement. EMC DISCLAIMS IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.0  Term
----------

10.1 This Agreement shall be for an initial term (the "Initial Term"), commencing on the Effective Date and ending on December 31, 1999. Thereafter, this Agreement may be renewed for subsequent (one year) terms (a "Renewal Term") upon the written acceptance by EMC of a satisfactory Forecast pursuant to the provisions of Section 4.1 of this Agreement. Neither party shall have any obligation or any right to renew this Agreement.

11.0  Payment Terms
-------------------

11.1 Company agrees to pay the VASI Price for all Products ordered hereunder as listed on the Price Sheet, specified in the Price List attached hereto as Exhibit B, including any applicable discounts in accordance with Section 6 of this Agreement.

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

Payment terms are net thirty (30) days from date of invoice. Interest will be charged at the rate of 1.5% per month or the highest lawful rate, whichever is less, on all overdue amounts. Prices and fees are exclusive of all sales, use and like taxes. Any tax EMC may be required to collect or pay based upon the sale, use or licensing or delivery of the Products shall be paid by Company to EMC upon invoice. EMC reserves a purchase money security interest in the Equipment as security payment of the price of the Equipment. Upon request by EMC, Company shall execute any instrument required to perfect EMC's security interest.

11.2 EMC reserves the right to require an escrow agreement if the company is above approved credit limit established by EMC.

12.0  Confidentiality
---------------------

12.1 Company acknowledges that the Licensed Product Software has trade secret information which is confidential and proprietary to EMC. The Company will take all reasonable steps to protect EMC's proprietary rights in the Products. Except as may be provided herein, Company is not granted any rights to patents, copyrights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights, or licenses with respect to the Products.

12.2 The information which will be included in SalesAdvantage will, of necessity be confidential to EMC and should not be distributed to the general public.

12.3 Company shall hold in confidence, and shall not disclose (or permit its personnel to disclose) to any person outside its organization, any information identified as confidential by EMC. The Company shall disclose confidential information received by it under this Agreement only to persons in its organization who have a need to know such confidential information in the course of the performance of their duties and who are bound by a written agreement to protect the confidentiality of such confidential information. The Company will promptly report to EMC any actual or suspected violation of the terms of this
Section 12.0.

12.4 EMC shall hold in confidence, and shall not disclose (or permit its personnel to disclose) to any person outside its organization, any information identified as confidential by Company. EMC shall disclose confidential information received by it under this Agreement only to persons in its organization who have a need to know such confidential

                                       8
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information in the course of the performance of their duties and who are bound by a written agreement to protect the confidentiality of such confidential information. EMC will promptly report to Company any actual or suspected violation of the terms of this Section 12.0.

12.5 The restrictions in Section 12.3 and 12.4 shall not apply to any information or materials that (i) were, on the effective date of this Agreement, generally known to the public; or (ii) become generally known to the public after the effective date of this Agreement other than as a result of the act or omission of the receiving party; or (iii) were rightfully known to the receiving party prior to that party receiving same from the disclosing party; or (iv) are or were disclosed by the disclosing party to a third party generally without restriction on disclosure; or (v) the receiving party lawfully received from a third party without that third party's breach of agreement or obligation of trust; or (vi) are independently developed by the receiving party.

13.0  Patents and Copyrights
----------------------------

13.1 If notified promptly in writing of any action (and all prior related claims) brought against Company or End-User alleging that Company's or End-User's sale, use or other disposition of the Products infringes a valid Patent or Copyright, EMC will defend such action at its expense and will pay the costs and damages awarded against the Company or End-User in the action, provided EMC shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. If a permanent injunction is obtained in such action against Company or End-User or if in EMC's opinion such Products are likely to become the subject of a permanent injunction, EMC will at its option and expense either procure for Company or End-User the right to continue using such Products, replace or modify such Products so that it becomes non-infringing or grant a credit based on a five year straight line depreciation of the purchase price of such Products upon return of the Products to EMC.

13.2 EMC shall have no liability to Company or End-User if the alleged infringement is based on (i) the use or sale of any of the Products in a combination with other hardware, software or other products only to the extent such claim arises solely from such combination; (ii) use of any of the Products in a manner or for a purpose for which they were not designed, as specified in their written specifications, (iii) use of the Licensed Product Software, when a later version of the Licensed Product Software which

                                       9
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EMC has made commercially available would avoid such infringement, (iv) any modification to any of the Products not made by EMC or made by EMC pursuant to the specific instructions of Company, or (v) any intellectual property right owned or licensed by Company or End-User or any of their affiliates.

13.3 THIS SECTION 13 STATES THE ENTIRE LIABILITY OF EMC WITH RESPECT TO ALLEGED INFRINGEMENTS OF PATENTS OR COPYRIGHTS BY THE PRODUCTS OR ANY PART OF THEM OR BY THEIR OPERATION.

14.0  Disclaimer and Limitations of Liability
---------------------------------------------

14.1 IN NO EVENT WILL EITHER PARTY BE LIABLE FOR (a) INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (b) ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE PRODUCTS. A PARTY'S LIABILITY FOR DAMAGE TO PROPERTY SHALL BE LIMITED TO PHYSICAL DAMAGE DIRECTLY CAUSED BY THE SOLE NEGLIGENCE OF SUCH PARTY. EMC'S LIABILITY TO COMPANY SHALL IN NO EVENT EXCEED THE LESSER OF THE AGGREGATE PURCHASE PRICE OF THE PRODUCTS PAID UNDER THIS AGREEMENT OR ONE MILLION DOLLARS ($1,000,000). NEITHER PARTY SHALL BRING ANY CLAIM ARISING UNDER THIS AGREEMENT MORE THAN EIGHTEEN MONTHS AFTER SUCH CLAIM HAS ACCRUED. EXCEPT AS PROVIDED IN EMC'S WARRANTIES TO END-USERS IN NO EVENT WILL EMC BE LIABLE TO END-USERS OR OTHER THIRD PARTIES FOR ANY DAMAGES, EXCEPT FOR THOSE SPECIFIED IN SECTION 13, INCLUDING BUT NOT LIMITED TO: (i) DAMAGES CAUSED BY THE COMPANY'S FAILURE TO PERFORM ITS COVENANTS AND RESPONSIBILITIES, BY REASON OF EMC'S NEGLIGENCE FOR OTHERWISE; (ii) DAMAGES CAUSED BY REPAIRS OR ALTERATIONS DONE WITHOUT EMC'S WRITTEN APPROVAL; OR (iii) DAMAGES DUE TO DETERIORATION DURING PERIODS OF STORAGE BY THE COMPANY OR ANY OF ITS CUSTOMERS. THE COMPANY SHALL INDEMNIFY AND HOLD EMC HARMLESS AGAINST ALL SUCH CLAIMS ASSERTED BY THE END-USERS OR

OTHER THIRD PARTIES AS A RESULT OF THE COMPANY'S ACTS OR OMISSIONS. EMC SHALL HAVE NO LIABILITY TO THE COMPANY FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EMC SHALL NOT BE LIABLE TO COMPANY ON ACCOUNT OF THE TERMINATION OR THE EXPIRATION OF THIS AGREEMENT FOR REIMBURSEMENT OR DAMAGES FOR THE LOSS OF GOODWILL, PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF ANY EXPENDITURES INVESTMENTS OR COMMITMENTS MADE BY THE COMPANY OR FOR ANY REASON WHATSOEVER BASED UPON OR GROWING OUT OF SUCH TERMINATION OR EXPIRATION.

14.2 To the extent a claim or action is brought against EMC based on or related to the Company's failure to observe or perform its obligations under this Agreement, including its obligation to notify End-Users of limitations and disclaimers of warranties and liabilities, the Company shall defend and hold EMC harmless from and against any and all damages, costs and expenses, including reasonable attorney's fees, suffered against EMC.

15.0  Default and Remedies
--------------------------

15.1 Upon the occurrence of any of the following acts or events ("Events of Default") the Company shall be in default of this Agreement:

      (i) The Company fails to make any payment when due hereunder, and such failure remains uncured for ten days after notice thereof from EMC.

     (ii) The Company fails to meet its yearly commitment of 5 million dollars, measured quarterly, or 2 consecutive quarters of 1.25 million dollars each, or falls below its resource commitments, including those specified in Sections 3 and 4 of this Agreement, for a period of thirty (30) days, including number of employees, personnel commitment to the sales of the Products as shown in the Forecast and Profile.

     (iii) The Company fails to add substantial value to Products in EMC's reasonable sole discretion accordance with the provisions of this Agreement.

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

      (iv) The Company fails to perform any of its material covenants, obligations or responsibilities under this Agreement

      (v) The dissolution, termination, liquidation, insolvency or business failure of the Company, or the appointment of a custodian or receiver for the Company or any part of its property.

15.2 Upon the occurrence of an Event of Default, EMC, in its sole discretion, shall have the right to exercise any one or any combination of the following remedies, in addition to any other remedy or remedies which may be available to EMC under this Agreement, at law or in equity:

      (i) Terminate this Agreement and/or any licenses granted to Company hereunder by written notice to the Company, such termination to be effective immediately;

      (ii) Cancel any or all unfilled orders for Products submitted by the Company; and/or

      (iii) Purchase or cause to be purchased from Company all or any portion of the Products at the purchase price of the Products, less return freight cost.

15.3  Upon the expiration or termination of this Agreement, the Company shall:

      (i) Cease immediately from soliciting any potential customers for any VAS and abstain from any further promotion or sale of Products;

      (ii) Pay to EMC, in full within thirty (30) days of such termination, all amounts owed to EMC.

      (iii) Promptly return to EMC any and all EMC owned Products or other equipment, materials, documentation or data, including without limitation all software in the possession of the Company for whatever reason or purpose.

      (iv) Cooperate with EMC in completing all outstanding obligations to the End-Users.

      (v) Cease making use of any sign, printed material, trademarks or trade name identified with EMC; notify immediately all sales persons, representatives, prospects and customers that the Company is no longer a party to an agreement with EMC; and refrain from holding itself out as having been formerly connected in any way with EMC.

      (vi) Within seven (7) days after notice of termination by either party, prepare a statement listing all active and prospective customers and the type and amount of orders of Products expected to be sold to such customers by the Company during the

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sixty (60) day period following the date of termination of this Agreement.

16.0  General
-------------

16.1 The terms and conditions contained herein constitute the entire Agreement between the parties with respect to the subject matter hereof and shall supersede all previous communications and agreements, either oral or written. This Agreement shall only be amended by the written agreement of the parties. No EMC employee other than an authorized representative of EMC at its offices in Hopkinton, Massachusetts, shall have any authority to amend the terms of this Agreement. Any item sold by EMC to Company subsequent to the date of this Agreement shall be governed by this Agreement. In the event of any correction or inconsistency between the terms of this Agreement and any purchase order or other communication submitted by Company, the terms of this Agreement shall prevail.

16.2 Neither party shall assign any of its rights hereunder without the written consent of the other party.

16.3 If the performance of any obligation under this Agreement, other than the obligation to pay money, is prevented by catastrophe, labor dispute, conflict or similar occurrence beyond the reasonable control of the parties, the party so affected shall promptly notify the other party of all resulting disabilities. Upon such notice, the disabled party shall, for the duration of the disability, be excused from the performance of such obligations.

16.4 Because the unauthorized use transfer or dissemination of the Products or any confidential information provided by EMC to the Company may irreparably harm EMC, EMC may, without limiting its other rights and remedies, be entitled to equitable relief, including but not limited to injunctive relief.

16.5 This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflicts of laws rules.

16.6 Company will maintain for at least five (5) years its records, contracts and accounts relating to the promotion, marketing and distribution of Products, and shall permit examination thereof by authorized representatives of EMC at all reasonable times with reasonable advance notice.

16.7 No omission or delay on the part of either party in requiring the fulfillment of the other party of its obligations hereunder shall constitute a waiver of its rights to require the fulfillment of any other obligation hereunder, or a waiver of any remedy it might have hereunder.

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

16.8 The parties shall act as independent contractors for all purposes under this Agreement. Nothing contained in this Agreement shall be deemed to constitute either party as an agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without the prior written authority from the other party.

17.9 If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement.

      IN WITNESS WHEREOF, EMC and the Company hereby have duly executed this Agreement as of the day and year first above written.

STORAGENETWORKS, INC. ("COMPANY")        EMC CORPORATION ("EMC")


BY: /s/ Paul Flanagan                    BY:
   ---------------------------               ---------------------------

TITLE: CFO                               TITLE:
      ------------------------                 -------------------------

DATE: 10/1/99                            DATE:
     -------------------------                --------------------------


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